Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Susan Wright Greenfield 305-569-3449	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Second-Quarter Results for Fiscal 2008

Provision for loan losses increases by $94 million

CORAL GABLES, Fla., May 12, 2008 - BankUnited Financial Corporation (NASDAQ: BKUNA), parent company of BankUnited FSB, today reported a loss of $65.8 million, or $1.88 per diluted share, for the quarter ended March 31, 2008, compared to earnings of $24.4 million, or $0.64 per diluted share, for the quarter ended March 31, 2007.

•

The company increased the provision for loan losses from $4 million for the quarter ended March 31, 2007, to $98.0 million for the quarter ended March 31, 2008, in response to a weaker economy, deteriorating residential housing markets and increased foreclosures.

•	The allowance for loan losses was increased to $202.3 million, or 1.61% of total loans, as of March 31, 2008.

•	The company has completed Phase I and has begun implementation of Phase II of a multi-year strategic plan that will transition BankUnited to a more traditional retail and commercial model.

“This has been a difficult and disappointing quarter,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “Current market conditions, the slumping economy and weakness in the housing markets continue to impact our results. To address these challenges, we have taken steps that will better position us in this challenging economic environment and help us emerge as a stronger institution.

“We increased our provision for loan losses as a result of rising non-performing assets. Our allowance currently totals $202.3 million, or 1.61% of total loans. When considered in proportion to NPAs, losses have remained low. However, we believe it is prudent to maintain a loss reserve that reflects the ongoing deterioration of the housing markets and general economy. We may require future additional provisions as we work our way through this economic cycle.

Camner continued,”BankUnited maintains core and risked-based capital ratios above FCIDIA’s guidelines for the well-capitalized category. At March 31, 2008, our core and risk-based capital ratios were 7.8% versus a 5% requirement and 14.6% versus a 10% requirement, respectively.

“Last quarter we launched a strategic planning process focused on transitioning BankUnited to a more traditional retail commercial bank. We have identified major areas of focus, including increasing non-interest income, improving organizational effectiveness and reducing expenses. We will more fully leverage the strength of the retail and commercial aspects of our bank.”

Ramiro Ortiz, BankUnited’s president and chief operating officer added, “Our retail commercial bank continues to perform well. Deposits and commercial loan balances that meet our strict credit guidelines are growing. In addition, investment sales and other non-interest-income generating areas are increasing their contribution to the bottom line. Customer retention and cross-sell benchmarks continue to improve and our internal service measurements indicate increasing levels of customer satisfaction among our retail customers.

“Notwithstanding the downturn in the housing market, many segments of business in South Florida are growing. The retail, industrial and office markets are holding up. Job growth is steady, unemployment remains below national averages and international business and export statistics remain strong. We have confidence in the state’s resilience.

“We remain focused on customer satisfaction, improving processes and controlling expenses. The entire organization is dedicated to working more efficiently while still providing our customers with the levels of service they expect and deserve.”

Asset Quality and Credit Standards

The ratio of non-performing assets as a percentage of total assets increased to 4.75% at March 31, 2008, from 2.99% at Dec. 31, 2007, and 0.53% at March 31, 2007.

For the quarter ended March 31, 2008, the provision for loan loss totaled $98.0 million, compared to $65.0 million for the quarter ended Dec. 31, 2007, and $4.0 million for the quarter ended March 31, 2007.

Net charge-offs for the quarter ended March 31, 2008, were $13.3 million, or an annualized rate of 0.42 % of average total loans. This compares to $6.0 million, or an annualized rate of 0.19% of average total loans for the quarter ended Dec. 31, 2007, and $1.4 million, or an annualized rate of 0.04% of average total loans, for the quarter ended March 31, 2007.

Residential and consumer residential net-charge offs for the quarter were $13.1 million, net of $6.0 million in estimated recoveries from mortgage insurance. Net charge-offs on the consumer portfolio were $128,000, and commercial and commercial real estate net-charge offs were $154,000.

The total allowance for loan losses was $202.3 million at March 31, 2008, compared to $117.7 million at Dec. 31, 2007, and $41.8 million at March 31, 2007. The allowance for loan losses as a percentage of the total loan portfolio was 1.61% at March 31, 2008, compared to 0.93% at Dec. 31, 2007, and 0.35% at March 31, 2007.

During the quarter ended March 31, 2008, the company sold 39 properties in its Real Estate Owned (REO) portfolio. In April 2008, 51 REO properties were either sold or under contract to be sold.

BankUnited has adhered to conservative underwriting standards. The company’s guidelines have been substantially consistent with the inter-agency lending guidelines since long before their issuance in September 2006. BankUnited is not a subprime lender, and the company has not engaged in piggybacking in which a borrower is made a second mortgage simultaneously with a first mortgage. BankUnited has underwritten to the fully indexed rate and followed strict policies for outside appraisals combined with internal appraisal reviews conducted by the company’s own staff.

BankUnited’s underwriting standards provide that, in most cases, borrowers of loans originated with loan-to-value (LTV) ratios greater than 80% are required to purchase mortgage insurance. Nineteen percent, or $1.9 billion, of the residential loan portfolio had mortgage insurance as of March 31, 2008. The average LTV of the residential portfolio at inception was 79.4% at March 31, 2008. With the adjustment for coverage of mortgage insurance, the average LTV of the residential portfolio at inception was 75.2%.

The average outstanding balance of a residential loan in the portfolio as of March 31, 2008, was $292,000. Option-ARM balances totaled $7.4 billion, which represented 69% of total residential loan balances and 59% of total loan balances. The growth in negative amortization for the quarter ended March 31, 2008 was $37 million, compared to $47 million for the quarter ended Dec. 31, 2007. Of the $7.4 billion in option-ARM balances, $6.7 billion had negative amortization of $354 million, or 4.8%, of the option-ARM portfolio.

BankUnited’s option ARM loans are re-amortized over the remaining term at the earlier of five years from inception of the loan or upon reaching 115% of the original principal balance. As of March 31, 2008, a total of 41 loans had reached the maximum 115% of the original loan amount. These 41 loans had an aggregate balance of $13.6 million, or 0.13% of the total residential loan balance as of March 31, 2008. The period from inception to the point at which the loans reached the 115% maximum amount ranged from 30 months to 51 months. The company estimates that approximately $90 million will reach the maximum 115% limit during the remaining quarters of fiscal 2008.

Net-Interest Margin

Net-interest margin for the quarter ended March 31, 2008, was 2.05%, compared to 2.12% for the preceding quarter, and 2.39% for the same quarter last year.

In periods of declining interest rates, the Monthly Treasury Average (MTA) Index, the index to which BankUnited’s option ARM residential loans are tied, will lag the decline in general rates as well as the bank’s funding rates. Nevertheless, BankUnited expects its margin will continue to be adversely affected by rising non-performing assets.

Deposit Growth and Funding

Total deposits increased by 1% to $6.9 billion at March 31, 2008, up from $6.8 billion at March 31, 2007, but down from $7.1 billion at Dec. 31, 2007.

Core deposits increased to $5.1 billion at March 31, 2008, up 3% from March 31, 2007. Non-interest-bearing deposits decreased to $336 million at March 31, 2008, down 9% from March 31, 2007.

In light of high-rate deposit campaigns by numerous institutions in the footprint, BankUnited allowed the attrition of high-cost single-service customers during the March quarter. As rates moderated at the end of the quarter, the company reentered the market and raised deposits at more reasonable rates. As of April 30, 2008, BankUnited had total deposits of $7.6 billion.

Loan Balances

The total loan portfolio was $12.5 billion at March 31, 2008, compared to $12.6 billion at Dec. 31, 2007, and $11.8 billion at March 31, 2007.

Commercial and commercial real estate loan balances increased to $1.3 billion at March 31, 2008, up 2.3% from Dec. 31, 2007, and up 9% from March 31, 2007.

Consumer loan balances, which include specialty consumer mortgage loans, originated through branch offices, increased to $1.2 billion at March 31, 2008, up 12% from March 31, 2007.

Residential loan balances were $9.8 billion at March 31, 2008, compared to $9.9 billion at Dec. 31, 2007, and $9.4 billion at March 31, 2007.

Residential mortgage loan originations, which exclude specialty consumer mortgage loans originated through branch offices, were $471 million for the quarter ended March 31, 2008, down 46% from the quarter ended March 31, 2007.

In late January 2008, the company announced that it had closed four of its nine wholesale residential lending offices and would be transitioning to a retail commercial bank. Reflected in the second fiscal quarter of 2008 balances are loans that were in company’s pipeline prior to that announcement.

Approximately 69% of residential production for the quarter consisted of products which met the agency guidelines for sale to government-sponsored enterprises (GSEs). The company anticipates that the percentage of GSE production will be higher in the future due to the aforementioned reductions in the wholesale channel and impending authorization as an FHA lender. BankUnited has discontinued the production of option-ARM loans except for private banking customers.

Non-Interest Income

Total non-interest income for the quarter was a loss of $18.2 million, compared to income of $10.2 million for the quarter ended March 31, 2007. The loss is primarily due to writedowns of $16.6 million pre-tax, or $.30 per diluted share, on several mortgage-backed securities and $8.9 million pre-tax, or $.17 per diluted share, on other investment securities held in the company’s investment portfolio. The total pre-tax impairment is $25.5 million.

Fee income, which includes loan fees, deposit fees and other fees, (excluding loan-servicing fees) was $3.8 million for the second quarter of fiscal 2008, up 10.6% from the second quarter of fiscal 2007.

A significant increase in referrals led to growth in revenue from BankUnited Financial Services (BUFS). Revenue from insurance and investments sales increased to $2.0 million in the quarter ended March 31, 2008, a 54% increase from $1.3 million in the quarter ended March 31, 2007.

Gain on sale of assets, including loans and securities, totaled $2.4 million for the quarter ended March 31, 2008, compared to $2.9 million for the quarter ended March 31, 2007.

BankUnited sold $279 million of conforming agency residential mortgage loans during the quarter ended March 31, 2008, for a gain of $2.1 million, compared to sales of $360 million of residential mortgage loans for a gain of $3.5 million for the quarter ended March 31, 2007.

BankUnited’s portfolio of residential loans serviced for others was $2.1 billion at March 31, 2008, compared to $1.5 billion at March 31, 2007. Amortization exceeded servicing fees for a loss of $305,000 for the second quarter of fiscal 2008, compared to servicing fee income of $971,000 for the second quarter of fiscal 2007. During the second quarter of fiscal 2008, BankUnited recorded an impairment charge of $624,000 based on valuations of the servicing portfolio by independent third parties.

Additionally, during the fiscal quarter ended March 31, 2008, BankUnited transferred $12.7 million of loans which the company had the ability and intent to hold from loans-held-for-sale to its portfolio of loans to be held to maturity. As a result of the transfer, the company recognized a $2.0 million pre-tax writedown on the loans.

Expenses and Efficiency Ratio

Non-interest expense increased $2.1 million for the quarter ended March 31, 2008, to $57.2 million, up 4% from $55.0 million for the quarter ended Dec. 31, 2007, and up 11% from $51.3 million for the quarter ended March 31, 2007.

Excluding pre-tax charges of $1.2 million related to the restructuring of the residential wholesale lending division, $1.2 million of hedging expenses and $4.3 million of expenses related to loss mitigation and default administration, non-interest expenses decreased $1.1 million to $50.4 million from $51.5 million for the quarter ended Dec. 31, 2007.

The efficiency ratio for the quarter was 106.73%, compared to 55.5% for the same quarter last year.

Capital Ratios and Book Value

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.8% and 14.6%, respectively, at March 31, 2008.

Book value per common share was $19.63 as of March 31, 2008, down from $21.84 at March 31, 2007.

Dividends on Class A Common Stock

During the second fiscal quarter, BankUnited’s board of directors declared and paid its thirteenth consecutive quarterly cash dividend of one-half cent ($0.005) per share of its Class A Common Stock. Payment of future dividends is subject to the determination of the board of directors in its sole discretion.

Future Plans

Camner added, “As are many financial institutions, we are exploring capital-raising alternatives. Our increased reserves, a broad deposit base, our strong capital position and continuing implementation of our strategic plan should give us the tools to successfully work through this challenging cycle.”

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At March 31, 2008, BankUnited had assets of $14.3 billion.

Serving customers through 86 branches in 13 coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota, Lee, Indian River and Pinellas, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com . For additional information, call (877) 779-2265.

A conference call to discuss the quarter’s financial results will be held today at 11:00 a.m. EDT with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Senior Executive Vice President of Corporate Finance James Foster.

Presentation materials will be available on the company’s website at www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial-in telephone number at 888-680-0878 (domestic) or 617-213-4855 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the pass code for the call is 48216466. A replay of the call will be available from 1:00 p.m. EDT on May 12 through 11:59 p.m. EDT on May 19 by calling toll-free 888-286-8010 (domestic) or 617-801-6888 (international). The pass code for the replay is 62729201.

Forward-Looking Statements

This press release and the presentation, to which it refers, may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will,” “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “would,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a continuation of the deterioration in credit quality and/or a reduced demand for credit, including the resultant effect on our allowance for loan losses; reduced deposit flows and loan demand; real estate values; competition from other financial service companies in our markets; potential or actual litigation; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional company debt or equity; the concentration of operations in Florida, if Florida business or economic conditions continue to decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the company’s common stock; the company’s inability to raise capital due to challenging market conditions; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, price, products and delivery of services. Please refer to the documents that BankUnited Financial Corporation files periodically with the SEC, such as the Form 10-K for the 2007 fiscal year, and reports on Form 10-Q for the December 31, 2007 period, which contain additional important factors that could cause actual results to differ from the company’s current expectations and from the forward-looking statements contained in this press release.

BankUnited Financial Corporation

Quarter Ended March 31, 2008 Earnings Release

	For the Three Months Ended			For the Six Months Ended Mar 31,
	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007	2008	2007
Operations Data:
Interest Income:
Interest and fees on loans	$204,011	$219,899	$216,240	$423,910	$428,055
Interest on mortgage-backed securities	11,228	11,616	13,337	22,844	27,107
Interest and dividends on investments and other interest earning assets	6,829	7,730	7,465	14,559	15,709

Total Interest Income	222,068	239,245	237,042	461,311	470,871
Interest Expense:
Interest on deposits	73,099	80,763	74,341	153,862	142,060
Interest on borrowings	72,949	79,575	74,539	152,524	156,811
Interest on trust preferred securities and subordinate debentures	4,256	4,748	5,822	9,005	10,865

Total Interest Expense	150,304	165,086	154,702	315,391	309,736

Net Interest Income	71,764	74,159	82,340	145,922	161,135
Provision for loan losses	98,000	65,000	4,000	163,000	8,000

Net interest Income (loss) after provision for loan losses	(26,236)	9,159	78,340	(17,078)	153,135

Other Income:
Loan servicing fees, net of amortization	(305)	560	971	255	2,061
Impairment of mortgage servicing rights	(624)	(2,634)	(133)	(3,258)	(965)
Loan fees	1,395	1,038	1,265	2,433	2,339
Deposit fees	1,719	1,597	1,510	3,316	2,984
Other fees	723	663	697	1,385	1,369
Gain on sales of loans, securities, and other assets (1)	2,437	2,270	2,908	4,707	8,545
(Other-than-temporary impairment)	(25,677)	(850)	—	(26,527)	—
Loss on loans held for sale	(2,017)	—	—	(2,017)	—
Insurance and investment income	1,969	1,425	1,320	3,394	2,272
Loss on swaps	—	—	(121)	—	(318)
Other income	2,176	2,549	1,736	4,725	3,456

Total Other Income (loss)	(18,204)	6,618	10,153	(11,586)	21,743

Other Expenses:
Employee compensation	26,857	27,561	26,551	54,418	50,837
Occupancy & equipment	10,502	10,471	9,551	20,973	18,107
Professional fees	2,865	3,515	1,842	6,380	3,459
Telecommunications and data processing	3,478	3,337	2,933	6,815	5,764
Real estate owned	2,284	1,150	14	3,436	64
Advertising and promotion expense	1,369	1,664	2,243	3,033	4,018
Other operating expenses	9,811	7,323	8,192	17,134	14,124

Total Other Expenses	57,166	55,023	51,326	112,189	96,373

Income (loss) before income taxes	(101,606)	(39,247)	37,167	(140,853)	78,505
Provision for income taxes	(35,825)	(13,743)	12,763	(49,568)	26,733

Net Income (loss)	$(65,781)	$(25,504)	$24,404	$(91,285)	$51,772

Earnings Per Share Data:
Net Income (loss)	$(65,781)	$(25,504)	$24,404	$(91,285)	$51,772
Preferred stock dividends	151	151	133	302	268

Net income (loss) available to common stockholders’	$(65,932)	$(25,655)	$24,271	$(91,587)	$51,504

Basic earnings (loss) per common share:	$(1.88)	$(0.73)	$0.67	$(2.61)	$1.42

Weighted average common share outstanding	35,135	35,102	36,252	35,119	36,321

Diluted earnings (loss) per common share:	$(1.88)	$(0.73)	$0.64	$(2.61)	$1.35

Weighted average diluted common shares outstanding	35,135	35,102	38,351	35,119	38,397

(1) Consists of the following:

	For the Three Months Ended			For the Six Months Ended Mar 31,
	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007	2008	2007
Gain on sales of investments and mortgage-backed securities	$341	$—	$(566)	$342	$(524)
Gain on sales of loans and other assets	$2,096	$2,270	$3,474	$4,365	$9,069

BankUnited Financial Corporation

Quarter Ended March 31, 2008 Earnings Release

PERIOD END BALANCE SHEET DATA	As of
	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007
(In Thousands)
Asset Data:
Total Assets	$14,344,267	$14,425,258	$13,943,375
Cash and cash equivalents	$162,405	$73,704	$247,854
Investment securities	$118,027	$160,405	$202,517
Mortgage-backed securities	$748,855	$843,269	$1,053,924
Loans:
Residential loans	$9,792,648	$9,918,130	$9,352,166
Specialty consumer mortgages	749,408	705,799	676,047
Commercial loans	200,917	191,224	191,376
Multi family	120,799	134,173	80,668
Commercial real estate loans	517,667	509,509	441,265
Construction	168,800	156,356	152,559
Land	288,758	308,890	321,670
Consumer loans	15,997	17,813	17,624
Homeequity loans and lines of credit	452,042	435,936	397,788
Unearned discounts, premiums and loan fees	225,356	231,832	212,756
Allowance for loan losses	(202,315)	(117,658)	(41,827)

Loans receivable, net (excluding loans held for sale)	$12,330,077	$12,492,004	$11,802,093

Loans held for sale	$181,984	$150,470	$29,309
FHLB Stock	$289,121	$281,310	$270,735

Liability Data:
Total Liabilities	$13,635,576	$13,648,819	$13,138,451
Deposits:
Non-interest bearing deposits	$335,561	$311,046	$368,286
Interest bearing checking and money market deposits	786,644	658,995	543,283
Savings	1,431,127	1,513,908	1,460,589
Certificates of deposit $100,000 and less	2,496,803	2,629,766	2,522,617

Total core deposits	5,050,135	5,113,715	4,894,775
Certificates of deposit over $100,000	1,885,187	2,027,131	1,949,360

Total deposits	$6,935,322	$7,140,846	$6,844,135

Other borrowings	$5,992,019	$5,834,058	$5,774,932
Hi Med Units senior notes	$184,000	$184,000	$—

Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$237,261	$237,261	$250,148
Junior subordinated	$12,500	$12,500	$—

Equity Data:
Total stockholders’ equity	$708,691	$776,439	$804,924
Preferred equity	$9,131	$9,131	$7,890

	For the Three Months Ended
	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007
AVERAGE BALANCE SHEET DATA
Asset Data:
Total Assets	$14,387,812	$14,588,101	$13,914,509
Cash and cash equivalents	$117,863	$135,564	$95,303
Investment securities	$147,754	$169,330	$245,654
Mortgage-backed securities	$811,101	$887,515	$1,106,623
Loans:
Residential loans	$9,863,540	$9,937,934	$9,201,116
Specialty consumer mortgages	720,426	699,011	676,140
Commercial loans	193,939	185,156	188,622
Multi family	131,883	123,117	86,093
Commercial real estate loans	507,622	502,155	437,245
Construction	158,033	152,143	152,659
Land	303,737	303,439	324,203
Consumer loans	16,820	17,228	19,054
Home equity loans and lines of credit	443,919	428,781	387,779
Unearned discounts, premiums and loan fees	228,976	233,733	214,058
Allowance for loan losses	(121,028)	(62,551)	(39,306)

Loans receivable, net (excluding loans held for sale)	$12,447,867	$12,520,146	$11,647,663

Loans held for sale	$146,607	$189,682	$218,253
FHLB Stock	$284,791	$288,696	$274,476
Interest Earning Assets	$13,906,610	$14,150,270	$13,525,427

Liability Data:
Total Liabilities	$13,605,170	$13,775,975	$13,116,644
Deposits:
Non-interest bearing deposits	$323,830	$330,970	$360,773
Interest bearing checking and money market deposits	693,894	629,719	500,592
Savings	1,486,311	1,537,839	1,420,039
Certificates of deposit	4,483,241	4,515,640	4,349,957

Total interest bearing deposits	$6,663,446	$6,683,198	$6,270,588

Other borrowings	$5,921,464	$6,006,050	$5,948,716
Hi Med Units senior notes	$184,000	$184,000	$—

Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$237,261	$237,261	$251,529
Junior subordinated	$12,500	$12,500	$—
Interest-bearing liabilities	$13,138,672	$13,243,009	$12,590,833

Equity Data:
Total stockholders’ equity	$782,642	$812,126	$797,866

BankUnited Financial Corporation

Quarter Ended March 31, 2008 Earnings Release

	For the Three Months Ended
	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007
Selected Data:
Quarterly Performing Data:
Return on average tangible common equity	-35.39%	-13.25%	12.75%
Return on average assets	-1.83%	-0.70%	0.70%
Yield on interest-earning assets	6.39%	6.75%	7.03%
Cost of interest-bearing liabilities	4.60%	4.95%	4.98%
Net interest yield on earning assets (margin)	2.05%	2.12%	2.39%
Net interest spread	1.79%	1.80%	2.05%
Efficiency ratio	106.73%	68.12%	55.49%

	For the Six Months Ended
	Mar 31, 2008	Mar 31, 2007
Year to Date Performance Data:
Return on average tangible common equity	-24.10%	13.74%
Return on average assets	-1.26%	0.74%
Yield on interest-earning assets	6.58%	6.95%
Cost of interest-bearing liabilities	4.78%	4.93%
Net interest yield on earning assets (margin)	2.08%	2.37%
Net interest spread	1.79%	2.02%
Efficiency ratio	83.51%	55.49%

	As of
	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$19.63	$21.52	$21.84
Book value per common share assuming full conversion of HiMED Units	$21.41	$23.05	$23.29
Tangible book value per common share	$18.83	$20.72	$21.06
Closing Price of Class A Common Stock	$5.01	$6.90	$21.21
Common shares outstanding	35,644	35,661	36,502
Average equity to average assets (3 month average)	5.44%	5.57%	5.73%

Capital Ratios:
Tangible capital ratio (1)	7.8%	8.1%	7.6%
Tier 1 core capital ratio (1)	7.8%	8.1%	7.6%
Total risk-based capital ratio (1)	14.6%	15.7%	14.9%

Non-Performing Assets:
Non-accrual loans	$608,275	$384,391	$70,474
Loans 90 days past due and still accruing	271	35	471

Total non-performing loans	608,546	384,426	70,945
Real estate owned	73,436	46,909	3,138

Total non-performing assets	$681,982	$431,335	$74,083

Allowance for loan losses	$202,315	$117,658	$41,827

Non-performing assets to total assets	4.75%	2.99%	0.53%
Non-performing loans to total loans	4.86%	3.05%	0.60%
Allowance for loan losses as a percentage of total loans	1.61%	0.93%	0.35%
Allowance for loan losses as a percentage of non-performing loans	33.25%	30.61%	58.96%
Net residential & consumer residential charge-offs for the three months ended	$13,061	$5,428	$6

Net residential annualized QTD charge-offs as a percentage of average total loans	0.42%	0.17%	0.04%
Net charge-offs for the three months ended	$13,343	$5,965	$1,365
Net annualized QTD charge-offs as a percentage of average total loans	0.42%	0.19%	0.04%

(1)	Capital ratios are for BankUnited FSB only